Exhibit 99.1

T2 Biosystems Reports Third Quarter 2017 Financial Results and Provides Company Update

Submitted 510(k) Application to the FDA Requesting Market Clearance for T2Bacteria Panel

Year over Year Quarterly Product Revenue Growth of 27.4%

LEXINGTON, Mass., November 2, 2017 (GLOBE NEWSWIRE) — T2 Biosystems, Inc. (NASDAQ:TTOO), an emerging leader in the development of innovative diagnostic products to improve patient health, announced today operating highlights and financial results for the third quarter ended September 30, 2017.

Third Quarter Business and Financial Performance Highlights:

•	Reported third quarter total revenue of $1.1 million, in line with guidance. Product revenue of $739,000, was a $159,000 or 27.4% increase from the third quarter of 2016.

•	Submitted 510(k) application to the FDA requesting market clearance for T2Bacteria® Panel; continue to plan for FDA clearance as early as year-end.

•	Secured contracts with seven new hospitals internationally primarily for initial implementation of the T2Candida® Panel and three hospitals in the US for the T2Bacteria Research Use Only Panel, that could provide access to an estimated 58,000 additional patients annually considered to be at high risk for sepsis infections.

•	Featured in seven sessions at IDWeek 2017 highlighting the positive impact of T2Candida and potential impact of T2Bacteria, including a session highlighting the potential benefits of the T2Bacteria Panel within the emergency department.

•	Henry Ford Health System published a study in the Journal of Antimicrobial Stewardship assessing the benefit and value of the rapid diagnostic result obtained with the T2Candida Panel.

•	Announced a partnership with the Centers for Disease Control and Prevention (CDC) describing a new effort to use the T2Dx® Instrument and the Candida auris Investigational Use Only Panel to rapidly detect the superbug Candida auris.

•	Commenced a partnership with the biotechnology company Cidara Therapeutics to use the T2Dx Instrument along with the T2Candida Panel as a means of accelerating patient enrollment in their Phase 3 clinical trial evaluating its lead antifungal compound.

•	Closed equity financing raising $20.1 million in gross proceeds to fund continued research and development of T2 Biosystems pipeline and commercialization of the T2Sepsis SolutionTM.

“Our operating progress in the third quarter was one of the best we have had,” said John McDonough, president and chief executive officer of T2 Biosystems. “We completed the T2Bacteria Panel FDA filing for market clearance, closed two exciting new partnerships – one with the CDC for the detection of the Candida auris superbug and the other with Cidara to facilitate clinical trial recruitment, both of which could lead to new revenue opportunities for the company, and closed a $20.1 million gross equity financing. Total company revenue was in line with our guidance while product revenue was slightly behind, due to orders received late in the quarter that could not be shipped by quarter end.”

Third Quarter Financial Results:

Total revenue for the third quarter of $1.1 million increased 2% over the third quarter of 2016 and 15.8% over the second quarter of this year. Product revenue for the third quarter of 2017 was up 27.4% from the third quarter of 2016 while growing slightly from the second quarter of this year. Product revenue was negatively impacted by an order received late in the quarter that could not be shipped in the third quarter. Research revenue in the third quarter of 2017 of $369,000 exceeded our guidance of less than $100,000, however declined year over year by $135,000 as expected, primarily due to a decline in revenue recognized from our co-development agreement with Canon U.S. Life Sciences.

Operating expenses, excluding cost of product revenue, in the third quarter decreased sequentially from the second quarter of 2017 by $1.4 million and increased $304,000 to $11.4 million, from $11.1 million in the third quarter of 2016. The quarterly year-over-year increase in operating expense was primarily driven by a $680,000 increase in research and development expenses, offset by a $376,000 reduction in SG&A expenses.

Net loss attributable to common shareholders for the third quarter of 2017 was $14.1 million, or $0.45 per basic and diluted share, compared to a net loss of $12.8 million or $0.51 per basic and diluted share in the same period of the prior year.

Cash and cash equivalents as of September 30, 2017 was $52.9 million and reflects the equity financing completed in September which raised an additional $18.8 million in net proceeds which, together with the additional remaining liquidity on the Company’s term loan of up to $10 million, should extend the company’s cash runway into the first half of 2019.

Outlook for Remainder of 2017:

The company is updating guidance for 2017, as follows:

•	The company reaffirms expectations regarding the timeframe for FDA clearance of the T2Bacteria Panel and continues to prepare for the commercial launch of the T2Bacteria Panel in the U.S. as early as year-end, pending market clearance by the FDA.

•	Total revenue in the fourth quarter is expected to be in the range of $1.1 million to $1.3 million. Fourth quarter 2017 product revenue is expected to be in the range of $1.0 million to $1.2 million which would be a growth rate of 36% to 63% over the third quarter of 2017. Research revenue is expected to be in the range of $100,000 in the fourth quarter.

•	The target for increasing the number of high-risk patients at customer facilities under contract in the fourth quarter is 35,000 high risk patients, including additional contracts in the United States for the use of the T2Bacteria Research Use Only Panel.

•	Operating expenses, excluding cost of product revenue, for the fourth quarter are projected to be in the range of $11.4 million to $11.8 million.

Conference Call

Management will host a conference call today with the investment community at 4:30 p.m. Eastern Time to discuss the financial results and other business developments. Interested parties may access the live call via telephone by dialing 1-877-407-9208 (U.S.) or 1-201-493-6784 (International). To listen to the live call via T2 Biosystems’ website, go to www.t2biosystems.com, in the Investors/Events & Presentations section. A webcast replay of the call will be available following the conclusion of the call, also in the Investors/Events & Presentations section of the website.

About T2 Biosystems

T2 Biosystems, an emerging leader in the field of in vitro diagnostics, is dedicated to saving lives and reducing the cost of healthcare by empowering clinicians to effectively treat patients faster than ever before. T2 Biosystems is focused on addressing critical unmet needs in healthcare starting with sepsis, one of the deadliest and most expensive conditions in hospitals today. The T2Sepsis Solution is a unique approach that combines the standard of care for the management of sepsis patients with T2 Biosystems’ products, including the T2Dx Instrument and T2Candida Panel, and the T2Bacteria Panel, which is commercially available in Europe and other countries that accept the CE Mark and available for research use only in the U.S. Powered by the proprietary T2 Magnetic Resonance technology, or T2MR®, the T2Sepsis Solution is proven to deliver better patient care and greater cost savings. Hospital customer experience has demonstrated faster time to effective treatment, shortened ICU and hospital lengths of stay, reduced use of unnecessary antifungals, and millions of dollars in savings. T2 Biosystems has an active pipeline of future sepsis products, including additional species and antibiotic resistance, as well as tests for Lyme disease and hemostasis. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding additional patients, timing of testing patients, anticipated product benefits, strategic priorities, product expansion or opportunities, growth expectations or targets, timing of FDA filings or clearances and anticipated operating expenses, as well as statements that include the words “expect,” “intend,” “plan”, “believe”, “project”, “forecast”, “estimate,” “may,” “should,” “anticipate,” and similar statements of a future or forward looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the U.S. Securities and Exchange Commission, or SEC, on March 15, 2017, and other filings the company makes with the SEC from time to time. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

T2 BIOSYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Product revenue	$739	$580	$2,105	$1,168
Research revenue	369	504	900	2,003

Total revenue	1,108	1,084	3,005	3,171
Costs and expenses:
Cost of product revenue	2,106	1,894	5,722	4,701
Research and development	5,880	5,200	19,577	18,160
Selling, general and administrative	5,559	5,935	17,192	18,282

Total costs and expenses	13,545	13,029	42,491	41,143

Loss from operations	(12,437)	(11,945)	(39,486)	(37,972)
Interest expense, net	(1,718)	(876)	(5,008)	(2,416)
Other income, net	79	38	260	133

Net loss and comprehensive loss	$(14,076)	$(12,783)	$(44,234)	$(40,255)

Net loss per share — basic and diluted	$(0.45)	$(0.51)	$(1.43)	$(1.64)

Weighted-average number of common shares used in computing net loss per share — basic and diluted	31,420,726	25,027,751	30,873,930	24,524,508

T2 BIOSYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$52,897	$73,488
Accounts receivable	442	327
Prepaid expenses and other current assets	754	820
Inventories, net	1,254	803

Total current assets	55,347	75,438
Property and equipment, net	13,854	13,589
Restricted cash	260	260
Other assets	218	281

Total assets	$69,679	$89,568

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$993	$962
Accrued expenses and other current liabilities	5,513	4,908
Current portion of notes payable	1,416	1,269
Deferred revenue	2,076	2,445
Current portion of lease incentives	247	301

Total current liabilities	10,245	9,885
Notes payable, net of current portion	40,089	39,504
Lease incentives, net of current portion	751	792
Other liabilities	467	49
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding at September 30, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 35,796,322 and 30,482,712 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	36	30
Additional paid-in capital	266,014	242,997
Accumulated deficit	(247,923)	(203,689)

Total stockholders’ equity	18,127	39,338

Total liabilities and stockholders’ equity	$69,679	$89,568

Company Contact:

Darlene Deptula-Hicks, T2 Biosystems

SVP & Chief Financial Officer

ddeptula@t2biosystems.com

603-553-5803

Media Contact:

Amy Phillips, Feinstein Kean Healthcare

amy.phillips@fkhealth.com

412-327-9499

Investor Contact:

Chris Brinzey, Westwicke Partners

chris.brinzey@westwicke.com

339-970-2843